Exhibit 4.1

CONSENT OF TOLL CROSS SECURITIES INC.

Ladies and Gentlemen:

We hereby consent to the reference under the heading “Fairness Opinion of Toll Cross” in the management information circular of JNR Resources Inc. dated December 17, 2012 (the “Circular”) contained in the registration statement on Form F-80 of Denison Mines Corp. (the “Registration Statement”) to the opinion of our firm dated December 6, 2012 which we prepared for the Board of Directors of JNR Resources Inc. in connection with the Acquisition Agreement, as amended, entered into between JNR Resources Inc. and Denison Mines Corp.

/s/ Toll Cross Securities Inc.
Toll Cross Securities Inc.

Toronto, Canada
January 7, 2013